Exhibit 10.58

July 14, 2006

P.K. Karnik
[Home Address]

Dear P.K.,

It gives me great pleasure to offer you employment with Chordiant Software, Inc as Vice President & General Manager for Worldwide Professional Service reporting to our President & CEO Steven R. Springsteel. This position qualifies as a 16(b) officer of the Company and entitles you to participate in the Executive Change in Control program, a copy of which is attached to this offer. The terms of your employment are detailed as follows:

Your annual salary will be $250,000.00 less payroll deductions and all required withholdings, which is paid on the fifteenth and last day of each month. Additionally, you will also participate in Chordiant’s Bonus Program, pursuant to the terms of this Program, with a 60 % targeted payout at 100% achievement of Plan objectives.  This would provide you with total “On Target Earnings” of $400,000 annually.  Chordiant will have the sole discretion to determine if you have earned this bonus and, the amount of the bonus. You must be employed by Chordiant on the date such bonuses are paid in order to earn any bonus.

The Compensation Committee will recommend that following your date of hire with Chordiant you be granted, not sooner than the end of the current fiscal year which ends on September 30, 2006, an option to purchase 300,000 shares of the Company’s common stock.  The option shall have an exercise price equal to the fair market value on the date of grant, and shall be governed in all respects by the terms of the plan documents and the option agreement between you and the company. Vesting of the options shall commence upon the grant date.

You will be eligible for Chordiant Software’s Employee Benefits program, which includes among others, participation in our 401(k) and Employee Stock Purchase Plan when eligible, and the company Group Medical, Dental, and Disability Insurance Programs.  Chordiant may change compensation and benefits from time to time in its discretion.

As a Vice President of Chordiant Software you enjoy the flexibility of taking time off as the opportunity comes available and as approved by your manager. You are not required (nor eligible) to participate in the PTO program offered to all North America Team Members below the Vice President level. Vice Presidents are specifically excluded from this program and do not accrue PTO.

You will be expected to sign and comply with a proprietary information and non-disclosure agreement which requires among other provisions, the assignment of patent rights to any invention made during your employment at Chordiant Software and nondisclosure of proprietary information.  You also will be expected to abide by the Company’s standard policies and procedures, and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook.

This offer is contingent upon a successful background check, successful reference checks, and your submission of an I-9 form and satisfactory documentation and identification supporting your right to work in the United States.  These must be provided on your first day of employment.  Please bring these with you on your first day.

Employment with Chordiant Software is considered employment “at will” and may be terminated by you or Chordiant Software at any time with or without cause, and with or without advance notice.  Your employment at-will status can only be modified in a written agreement signed by you and by a duly authorized officer of the Company. The Company may change your position, duties, and work location from time to time in its discretion.

As part of your duties for Chordiant, you may be assigned to work onsite with a Chordiant customer.  Some of these customers have additional requirements that they impose upon individuals who work onsite at their business.  If you are assigned to work with such a customer, you will be given notice of the customer’s additional requirements and will be asked to consent to these requirements.
This letter, together with your proprietary information and non-disclosure agreement, forms the complete and exclusive statement of your employment agreement with the Company.  The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.  This letter agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company.

This offer is valid through July 19, 2006 and we would request a start date of Monday, Aug. 14, 2006. Please sign below to indicate your acceptance of this offer and return by fax to Human Resources at 408 517-5058 (fax).  Please send an original signed copy in the pre-addressed enclosed envelope. You can arrange to attend orientation in one of Chordiant’s remote offices or via conference call with a Human Resource Representative.

Sincerely,

/s/ Lisa Ackerman

Lisa Ackerman
Senior Manager, Human Resource

Accepted: /s/ P.K. Karnik                                                                 Date Signed: 7/20/06                                           Monday Start Date:  8/14/06